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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports Second Quarter Results

NEW YORK, August 9, 2004 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues for the second quarter ended June 30, 2004 of $22.1 million compared to $23.4 million in the same period last year. Net income for the quarter was $2.0 million, or $0.14 per diluted share, compared to net income of $3.6 million or $0.26 per diluted share, in the year-earlier period. The diluted weighted average common shares outstanding for the three months ended June 30, 2004 were 14,493,824 shares compared with 13,987,627 shares for the prior year.

For the six months ended June 30, 2004, net revenues totaled $44.6 million compared with $44.3 million in the same period last year. Net income for the six-month period was $5.2 million, or $0.36 per diluted share, compared with net income of $6.6 million, or $0.47 per diluted share, in the same period a year ago.

“Although the Company’s second quarter results were lower than in 2003, the Company remains on track for a strong financial performance for the second half of 2004” said Al Kahn, Chairman and Chief Executive Officer.

“The Company’s second quarter results were impacted by less favorable margins on revenue. Licensing revenues were lower in the 2nd quarter of 2004 due to reduced shipments of Yu-Gi-Oh! cards in the second quarter of 2004 as compared to particularly strong shipments of Yu-Gi-Oh! cards in the second quarter of 2003” said Kahn. “The Yu-Gi-Oh! property, however, remains popular as reflected by strong television ratings and sales of merchandise. We expect Yu-Gi-Oh! revenue to build into the second half of 2004 spurred by the momentum provided by the Warner Bros. release of the first Yu-Gi-Oh! feature film on August 13, 2004. The film will be opening on more than 2,500 screens nationwide and will also debut in major markets internationally during the third and fourth quarters,” said Kahn.

“Teenage Mutant Ninja Turtles™ is also performing well at retail and new merchandise will be introduced in advance of the holiday season. Pokemon continues its resurgence in merchandise licensing and we expect it to have an increased presence at retail for the 2004 holiday season” Kahn commented.

The Company will also start receiving revenue from new properties and initiatives in the second half of 2004. Winx Club™, 4Kids’ first property targeting the girls market, debuted on FoxBox™ on June 19, 2004; Winx Club™ licensed merchandise from Mattel and the new Cabbage Patch Kids doll line from Play Along began shipping to retail in the third quarter. The Company’s first Game Boy® Advance Video™ titles Sonic X, Yu-Gi-Oh! and Teenage Mutant Ninja Turtles, began shipping during the last two months.

“We will be introducing exciting, new properties on the FoxBox in the fall of 2004, including “One Piece”, “MewMew Power” and “F-Zero”. The Company’s diversified portfolio of properties and the planned roll-out in the second half of 2004 of new licensed merchandise for many of our brands makes us optimistic about our prospects for the remainder of the year,” concluded Kahn.

The Company also announced today that it has entered into a licensing agreement with Mattel providing for the license of certain Company technology to Mattel and for the distribution by Mattel of certain content produced by the Company on the new Mattel portable video player expected to be released in the fall of 2004.

About 4Kids Entertainment: Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, please visit the company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

_________________

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

Tables follow:

Part I - FINANCIAL INFORMATION
Item 1. Financial Statements
4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2004 AND DECEMBER 31, 2003
(In thousands of dollars, except share data)

ASSETS	2004	2003
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$88,441	$95,136
Investments	28,899	24,443

Total cash and investments	117,340	119,579

Accounts receivable - net	23,011	37,143
Prepaid Fox broadcast fee, net of accumulated amortization
of $47,152 and $36,447 in 2004 and 2003, respectively	17,573	8,688
Prepaid income taxes	2,486	2,670
Prepaid expenses and other current assets	2,032	1,690
Deferred income taxes	475	--

Total current assets	162,917	169,770

PROPERTY AND EQUIPMENT - NET	3,215	3,350

OTHER ASSETS:
Accounts receivable - noncurrent, net	4,266	2,662
Investment in equity securities	726	726
Film and television costs - net	9,193	8,183
Deferred income taxes - noncurrent	3,370	2,575
Other assets - net	9,723	6,014

TOTAL ASSETS	$193,410	$193,280

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Due to licensors	$11,641	$11,835
Media payable	714	2,178
Accounts payable and accrued expenses	13,309	9,706
Deferred revenue	7,638	8,070
Deferred income taxes	--	52

Total current liabilities	33,302	31,841

DEFERRED RENT	987	952

Total liabilities	34,289	32,793

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,079,143 and 13,965,343 shares; outstanding, 13,679,143 and 13,965,343 shares in 2004 and 2003, respectively	141	140
Additional paid-in capital	55,118	52,798
Accumulated other comprehensive income	791	693
Retained earnings	112,066	106,856

	168,116	160,487
Less- cost of 400,000 treasury shares	8,995	--

	159,121	160,487

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$193,410	$193,280

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (In thousands of dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
NET REVENUES	$22,097	$23,369	$44,564	$44,347

COSTS AND EXPENSES:
Selling, general and administrative	8,424	8,174	16,938	15,417
Production service costs	3,038	1,989	5,001	3,982
Amortization of television and film costs and
Fox broadcast fee	7,555	7,388	14,549	14,504

Total costs and expenses	19,017	17,551	36,488	33,903

INCOME FROM OPERATIONS	3,080	5,818	8,076	10,444
INTEREST INCOME	293	259	578	583

INCOME BEFORE INCOME TAXES	3,373	6,077	8,654	11,027
INCOME TAXES	1,330	2,432	3,444	4,412

NET INCOME	$2,043	$3,645	$5,210	$6,615

PER SHARE AMOUNTS:
Basic earnings per common share	$0.15	$0.28	$0.38	$0.50

Diluted earnings per common share	$0.14	$0.26	$0.36	$0.47

Weighted average common shares
outstanding - basic	13,794,353	13,139,981	13,880,984	13,137,450

Weighted average common shares
outstanding - diluted	14,493,824	13,987,627	14,608,084	13,943,629